                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            FIRSTFED FINANCIAL CORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           FIRSTFED FINANCIAL CORP.
                            401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 24, 1996

  NOTICE IS HEREBY GIVEN that an annual meeting of stockholders (the "Annual Meeting") of FirstFed Financial Corp. ("FFC" or the "Company") will be held in the Starlight Room of the Miramar-Sheraton Hotel at 101 Wilshire Blvd., Santa Monica, California 90401 on April 24, 1996 at 10:00 A.M., local time, for the following purposes:

    (1) To elect three Directors to hold office for a three-year term and until their successors are duly elected and qualified.

    (2) To ratify the appointment of KPMG Peat Marwick LLP as independent public auditors of the Company for 1996.

    (3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on March 4, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

  IMPORTANT: If your shares are held in the name of a brokerage firm or nominee, only that holder can execute a proxy on your behalf. To ensure that your shares are voted, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy.

  If you receive more than one proxy in separate mailings, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

                                       Ann E. Lederer
                                       Secretary

Santa Monica, California
March 18, 1996

  IT IS REQUESTED THAT YOU PROMPTLY MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE PROXY MAY BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED AT THE MEETING, OR STOCKHOLDERS MAY VOTE IN PERSON AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                           FIRSTFED FINANCIAL CORP.
                            401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490


                               ----------------

                                PROXY STATEMENT

                               ----------------

             INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FirstFed Financial Corp. ["FFC", and collectively with its subsidiary, First Federal Bank of California ("Bank"), the "Company"] for use at the Annual Meeting of Stockholders to be held on April 24, 1996, and at any adjournment thereof. The approximate date of mailing of this Proxy Statement is March 18, 1996.

  The Board of Directors of the Company has selected March 4, 1996 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. The Company had a total of 10,614,402 shares of common stock ("Company Stock") outstanding at that date. Stockholders will be entitled to one vote for each share of Company Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

  All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the three director nominees named in this Proxy Statement and in favor of the other proposals described herein. Abstentions and broker non-votes are counted for purposes of determining whether a quorum of stockholders is present at the Annual Meetings but are not considered as having voted for purposes of determining the outcome of a vote. Proxies solicited hereby may be voted for adjournment of the Annual Meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the Board of Directors of the Company determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the Annual Meeting.

  The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder's proxy may be revoked at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

  The costs of this proxy solicitation will be paid by the Company. The Company has retained Kissel-Blake, Inc. to assist in the solicitation of proxies for a fee of $7,500 and reimbursement of certain expenses. To the extent necessary, proxies may also be solicited by personnel of the Company in person, by telephone, or through other forms of communications. Company personnel who participate in this solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The information set forth below is based upon filings as of March 1, 1996 made by the listed entities with the Securities and Exchange Commission ("SEC"). Except as set forth below, no person is known to the Company to own beneficially more than 5% of the outstanding shares of Company Stock:

                                                           AMOUNT AND
                                                           NATURE OF
                      NAME AND ADDRESS                     BENEFICIAL   PERCENT
                     OF BENEFICIAL OWNER                   OWNERSHIP    OF CLASS
                     -------------------                   ----------   --------
   Bankers Trust New York Corporation, Bankers Trust
   Company and BT Australia Limited......................  660,821(1)    6.23%
   280 Park Avenue
   New York, NY 10017

   Sanford C. Bernstein & Co. Inc. .......................  759,061(2)    7.20%
   One State Street Plaza
   New York, NY 10004

   FMR Corp. .............................................  631,600(3)    5.95%
   82 Devonshire Street
   Boston, Massachusets 02109

   First Federal Bank of California Employee Stock
   Ownership Plan and Trust...............................  761,057(3)    7.17%
   401 Wilshire Boulevard
   Santa Monica, CA 90401

   Tiger Management Corporation,
   Panther Partners, L.P. and
   Panther Management Company, L.P. ......................  953,700(5)    9.00%
   101 Park Avenue
   New York, NY 10178

--------
(1) According to their filing on Schedule 13G with the SEC dated December 31, 1995, Bankers Trust Company has sole voting power over 39,700 of these shares, and BT Australia Limited has sole voting power over 604,000 shares. Bankers Trust Company has sole dispositive power over 56,821 shares and BT Australia Limited has sole dispositive power over 604,000 shares. According to the filing, Bankers Trust New York Corporation is a parent holding company and Bankers Trust Company is its subsidiary bank. BT Australia Limited is also an indirect subsidiary of Bankers Trust New York Corporation.

(2) According to its filing on Schedule 13G with the SEC on February 7, 1996, Sanford C. Bernstein & Co. Inc. ("Bernstein") has sole voting power over 590,425 of these shares, shared voting power over 11,169 of these shares, and sole dispositive power over 759,061 of these shares. According to the filing, Bernstein is an investment advisor/broker dealer holding these shares for the accounts of discretionary clients.

(3) According to its filing on Schedule 13G with the SEC dated February 14, 1996, FMR Corp. is the parent holding company of Fidelity Management & Research Company ("Fidelity"). FMR Corporation has the sole voting power over 143,900 shares and sole dispositive power over 631,600 shares.

(4) According to its filing on Schedule 13G with the SEC dated February 14, 1996, the First Federal Bank of California Employee Stock Ownership Plan and Trust holds sole voting power over 169,673 of these shares, shared voting power over 591,384 of these shares, and sole dispositive power over all 761,057 of these shares.

(5) According to their filing on Schedule 13G with the SEC dated February 12, 1996, Tiger Management Corporation ("TMC"), Panther Partners, L.P. ("Panther") and Panther Management Company, L.P. ("PMCLP") report ownership as follows: TMC has shared voting and dispositive power over 901,680 shares of Company stock, and Panther and PMCLP each have shared voting and dispositive power over 52,050 shares. Julian H. Robertson, Jr. is the ultimate controlling person of TMC and PMCLP, and reports shared voting and dispositive power over 953,700 shares. TMC, Panther and PMCLP are registered investment advisors.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of February 26, 1996, information concerning the beneficial ownership of shares of Company Stock by each Director, the Company's Chief Executive Officer and the four other most highly compensated named executive officers of the Company during the fiscal year ended December 31, 1995, and all Directors and executive officers of the Company as a group. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated.

                                                      AMOUNT AND
                                                      NATURE OF
                                                      BENEFICIAL     PERCENTAGE
            NAME OF BENEFICIAL OWNER              OWNERSHIP(1)(2)(3)  OF CLASS
            ------------------------              ------------------ ----------
Samuel J. Crawford, Jr. .........................       65,528             *
James P. Giraldin................................       11,437             *
Martin B. Gottlieb...............................       35,635             *
Christopher M. Harding...........................        3,838             *
Babette E. Heimbuch..............................      207,604          1.96%
James L. Hesburgh................................       36,096             *
June Lockhart....................................        9,737             *
Shannon Millard..................................        2,315             *
William S. Mortensen.............................      230,255          2.17%
William G. Ouchi.................................        3,000             *
William P. Rutledge..............................        2,000             *
Charles F. Smith.................................       25,000             *
Steven L. Soboroff...............................          875             *
John R. Woodhull.................................        7,500             *
All Directors and Executive Officers as a Group
 (15 persons)....................................      642,783          6.06%

--------
 * Less than 1%.

(1) The number of shares shown for each person includes shares, if any, held beneficially or of record by the person's spouse; voting and investment power of the shares indicated may also be shared by spouses.

(2) Includes, with respect to Mr. Giraldin, Mr. Gottlieb, Ms. Heimbuch, Ms. Millard, Mr. Mortensen, and all Directors and executive officers as a group, shares held through the First Federal Bank of California Employee Stock Ownership Plan and Trust. Also includes, with respect to all executive officers, shares of restricted stock held in trust for such persons while the restrictions apply.

(3) Includes, with respect to Ms. Heimbuch, 85,938 shares of Company Stock subject to options granted under the Bank's 1983 Stock Option Plan which are exercisable within 60 days of February 26, 1996. No other Director or executive officer holds options which are exercisable within such date. The percentage of outstanding shares owned by Ms. Heimbuch was computed based upon the number of shares which would have been outstanding if such options had been exercised.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than seven and not more than fifteen Directors unless a greater number is fixed by the Board of Directors, that the Directors shall be divided into three staggered classes as nearly equal in number as possible, that each class of Directors shall be elected for a term of three years and that one class of Directors shall be elected annually. The class of Directors scheduled to be elected at the Annual Meeting is composed of three Directors who will be elected to serve a three year term until the annual meeting of stockholders in 1999 or until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of Directors to be elected, are elected.

  Set forth below are the names of the persons nominated by the Board of Directors for election as Directors at the Annual Meeting, as well as all other Directors, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a Director of the Bank and of the Company. All of the nominees are presently Directors. If any nominees should be unable to serve as a Director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

                                                            FIRST(1)
                                     POSITION HELD           BECAME   TERM TO
NOMINEES FOR ELECTION   AGE          WITH COMPANY           DIRECTOR EXPIRE(2)
---------------------   ---          -------------          -------- ---------
William G. Ouchi        52  Director                          1995     1999
William P. Rutledge     54  Director                          1995     1999
Charles F. Smith        63  Director                          1989     1999

                                                                       TERM
CONTINUING DIRECTORS                                                 EXPIRING
--------------------                                                 ---------
Christopher M. Harding  43  Director                          1984     1997
Babette E. Heimbuch     48  Director, President & Chief       1986     1998
                            Operating Officer
James L. Hesburgh       62  Director                          1975     1997
William S. Mortensen    63  Director, Chairman of the         1961     1998
                            Board & Chief Executive Officer
Steven L. Soboroff      47  Director                          1991     1997
John R. Woodhull        62  Director                          1988     1998

--------
(1) The date given is the earlier of the date such Director became a director of First Federal Bank of California or a Director of the Company.

(2) Term of service if re-elected as a Director of the Company at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR NOMINEES WILLIAM G. OUCHI, WILLIAM P. RUTLEDGE AND CHARLES F. SMITH.

  William S. Mortensen joined the Bank in 1955 and was appointed a member of the Board of Directors in 1961. He was named President of the Bank in 1969, Chairman of the Board of Directors of the Bank in 1982 and continues to serve as Chairman of the Board today. He was named Chairman of the Board of FFC in 1987. In addition, he is a past president of the National Council of Savings Institutions and the Western League of Savings Institutions and is a past director of the Federal Home Loan Bank of San Francisco.

  Samuel J. Crawford, Jr. is retired from the practice of law in Southern California. He has served as a Director of the Bank for more than thirty years, and a Director of FFC since 1987. Mr. Crawford is retiring as a director as of the date of the Annual Meeting.

  Christopher M. Harding is a managing partner of the law firm of Lawrence & Harding. He is active in numerous local civic groups and has served on the Board of Directors of Santa Monica Area Chamber of Commerce since 1982. He has served as a Director of the Bank since 1984, and of FFC since 1987.

  Babette E. Heimbuch was previously employed by the accounting firm of KPMG Peat Marwick LLP serving as the Audit Manager assigned to the Bank. Ms. Heimbuch joined the Bank as Senior Vice President, Chief Financial Officer in 1982. She was appointed Executive Vice President in 1985, and was elected a Director of the Bank in March, 1986. In 1987 she was appointed Senior Executive Vice President of the Bank and of FFC and was elected a Director of FFC. Ms. Heimbuch was named President and Chief Operating Officer of the Bank and FFC in 1989. Ms. Heimbuch is a director of Sunrise Medical Inc. and is on the Board of Advisors for both the UCLA and the Santa Monica UCLA Medical Centers.

  James L. Hesburgh is President and Chief Executive Officer of James L. Hesburgh International, Inc. and Battley USA, Inc. Mr. Hesburgh is also a director of Fremont Funding, Inc., Logicon, Inc., Roberts Sinto Corporation, Sinto American, Inc. and Toastmaster, Inc. He serves as a Trustee of St. John's Hospital and Health Center Foundation in Santa Monica, California. He has served in senior management capacities with several major United States corporations and specializes in international marketing and consulting. Mr. Hesburgh has served as a Director of the Bank since 1975, and a Director of FFC since 1987.

  William G. Ouchi is a Professor of Management for the John E. Anderson Graduate School of Management at the University of California, Los Angeles. In 1993 Dr. Ouchi was appointed to serve as special policy advisor to Los Angeles Mayor Richard J. Riordan, and from 1994 to 1995 was Mayor Riordan's Chief of Staff. Dr. Ouchi has written numerous books and articles on business management and organization. Dr. Ouchi serves on the boards of Williams College, KCET Public Television, California Community Foundation and the Commission on Presidential Debates. He is also a member of the Consumer Advisory Committee of the U.S. Securities and Exchange Commission and of the Real Estate Advisory Committee of the Trust Company of the West.

  June Lockhart is an internationally known, award winning motion picture, television and stage actress. For the past thirty years she has been a spokesperson for the City of Hope and for the American Cancer Society. She is currently an associate member of the Radio and Television News Directors Association. Ms. Lockhart is the chair of the International Advisory Board for The National Association of Radio Talk Show Hosts. She has been a spokesperson for International Hearing Dog, Inc. for over twenty years. Ms. Lockhart has been a speaker for the Federal Reserve Bank. Ms. Lockhart has served as a Director of First Federal since 1980, and of FFC since 1987. Ms. Lockhart is retiring as a director as of the date of the Annual Meeting, but will continue to serve as the Chair of the Bank's Executive Fair Lending/Community Reinvestment Act ("CRA") Committee.

  William P. Rutledge is Chairman of the Board and Chief Executive Officer of Teledyne, Inc. He joined Teledyne in 1986. Mr. Rutledge also serves on the boards of Lafayette College, George Washington University, KCET Public Television and St. John's Hospital and Health Center.

  Charles F. Smith is president of Charles F. Smith & Company, Inc. He serves as a Director of Trans Ocean, Ltd., Logicon, Inc., Sizzler International, Inc. and Fremont Funding, Inc., as Chairman of the Marymount High School Board of Trustees, and is a Trustee of St. John's Hospital and Health Center Foundation. Mr. Smith became a Director of the Bank and FFC in 1989.

  Steven L. Soboroff is an investor, real estate representative for retailers and Managing Partner of Soboroff Partners. He is President of Big Brothers of Greater Los Angeles and President of the Recreation and Parks Commission for the City of Los Angeles. Mr. Soboroff became a Director of the Bank and FFC in 1991.

  John R. Woodhull is President, Chief Executive Officer, and Chairman of the Board of Logicon, Inc., and serves on the boards of Adams Business Forms, Sunrise Medical, Inc. and the Los Angeles Metropolitan YMCA. Mr. Woodhull became a director of the Bank and FFC in 1988.

  Directors' Fees. Directors of the Bank, including Directors who are officers of the Bank, receive annual directors' fees of $13,200, and Directors who are not officers of the Bank also receive $1,250 for each regular meeting of the Board attended. Members of the Executive Committee of the Board who are not officers of the Bank receive $1,000 per month. Directors, excluding the Legal-Audit Committee Chair, who are Chairs of Board Committees receive $400 per quarter. The Legal-Audit Committee Chair currently receives an annual retainer of $10,620. Other members of the Legal-Audit Committee receive $600 per month. Directors of FFC receive no compensation.

  Committees of the Board of Directors. The Company has standing Legal-Audit, Executive Fair Lending/Community Reinvestment Act ("CRA"), Compensation and Executive Committees. The Legal-Audit Committee currently consists of Messrs. Crawford (Chair), Smith and Woodhull, all of whom are non-employee directors. The Committee reviews litigation and reports on various legal, accounting and auditing matters, including the selection of the Company's independent auditors, the scope of audit procedures, the nature of services performed by the independent auditors, the performance of the Company's independent and internal auditors, its accounting practices, and monitors the Company's legal and regulatory compliance programs. During the year ended December 31, 1995, the Legal-Audit Committee held four meetings.

  The Executive Fair Lending/CRA Committee held four meetings in 1995. Its responsibilities include monitoring the Bank's Community Reinvestment Act activities and ensuring that the Bank complies with all directives from its Board of Directors. Members of the Committee are Bank Director June Lockhart (Chair) and Officers Shannon Millard, Diana Wright (CRA Officer), Nancy Elander, Larry Flores, Craig Smith, Ann Lederer, Kendon Studebaker, Robert Satnick, Megan Davidson, Mel Calloway and Lumen O'Connor.

  The Compensation Committee, which held eight meetings in 1995, currently consists of Directors Hesburgh (Chair), Soboroff and Harding, all of whom are outside directors. This Committee administers the Company's salary and other compensation programs. See "EXECUTIVE COMPENSATION--Report of Board Compensation Committee."

  The Executive Committee met three times in 1995 and is presently comprised of Chairman Mortensen and Directors Crawford, Hesburgh, Smith and Woodhull.

  FFC does not have a standing nominating committee of the Board of Directors (or another committee performing similar functions). The Bylaws of FFC provide that only persons nominated in accordance with the procedures set forth therein shall be eligible for election as Directors. Shareholder nominations must be made pursuant to written notice received by FFC not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. Such notice must state the nominee's name, age and address (business and residence), the nominee's principal occupation or employment, and the class and number of shares of Company Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the shareholder making the nomination must disclose his or her name and address as they appear on FFC's books, the name and principal business or residence address of any other record or beneficial stockholders known by the nominating shareholder to support such nominee, and the class and number of shares of Company Stock beneficially owned by the nominating shareholder and any such supporting stockholders on the date of the notice.

  Meetings of the Board of Directors. During 1995 there were twelve regular meetings of the Board of Directors of the Bank and FFC. Each Director attended at least 80% of the aggregate number of such meetings and of the meetings of the Committee on which he or she served during the period during which he or she held a position on the Board.

  Information Relating to Executive Officers. Set forth below are the names and ages of the current executive officers of the Company, other than Mr. Mortensen and Ms. Heimbuch (see "ELECTION OF DIRECTORS"), together with the positions held by these persons.

   NAME                            AGE TITLE
   ----                            --- -----

   Megan Davidson.................  35 Executive Vice President/Chief Lending
                                       Officer
   James P. Giraldin..............  43 Executive Vice President/Chief Financial
                                       Officer
   Shannon Millard................  33 Executive Vice President/Chief Credit
                                       Officer
   William F. Watt................  55 Executive Vice President/Marketing and
                                       Retail Banking



  Megan Davidson joined the Company in 1993 as Senior Vice President, Secondary Marketing. In 1994 she was promoted to Executive Vice President, Chief Lending Officer. Previously, Ms. Davidson was employed by Western Federal Savings for ten years, most recently as Senior Vice President.

  James P. Giraldin joined the Company in 1992 as Executive Vice
President/Chief Financial Officer. Prior to joining FFC, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for five years. He previously served as Chief Financial Officer for two other savings and loan associations and was a certified public accountant with KPMG Peat Marwick.

  Shannon Millard joined the Company in 1992. In 1994 she was promoted to her current position of Executive Vice President/Chief Credit Officer. Ms. Millard was formerly with the Bank of California for six years, most recently as the Vice President in charge of Real Estate Services. Prior to that, Ms. Millard was with Sumitomo Bank.

  William F. Watt joined the Company in 1996 as Executive Vice President/Marketing and Retail Banking. Before joining the Company, Mr. Watt was Senior Vice President of Countrywide Credit Industries, Inc. for approximately two and one-half years. He was Senior Vice President, Retail Banking Division with Union Federal Bank for two years, and Senior Vice President of California Federal Bank for approximately eight years in both Marketing and Retail Banking. Mr. Watt has been employed in marketing and banking for financial institutions for an aggregate of more than thirty years.

                            EXECUTIVE COMPENSATION

  The following SUMMARY COMPENSATION TABLE includes compensation for the years ended December 31, 1995, 1994 and 1993 for services in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and the four other named executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM COMPENSATION
                                                     -----------------------------
                             ANNUAL COMPENSATION            AWARDS         PAYOUTS
                         --------------------------- --------------------- -------
                                                                SECURITIES
                                              OTHER  RESTRICTED UNDERLYING         ALL OTHER
         NAME &                              ANNUAL    STOCK     OPTIONS/   LTIP    COMPEN-
       PRINCIPAL              SALARY  BONUS  COMPEN-   AWARD      SAR'S    PAYOUTS  SATION
        POSITION         YEAR    $      $    SATION    ($)(2)      (#)       ($)    ($)(3)
       ---------         ---- ------- ------ ------- ---------- ---------- ------- ---------
William S. Mortensen.... 1995 342,480 95,000   (1)        -0-        -0-     -0-     4,392
 Chief Executive Officer 1994 329,280    -0-   (1)        -0-        -0-     -0-     1,907
                         1993 322,800    -0-   (1)     77,969        -0-     -0-     2,929
Babette E. Heimbuch..... 1995 239,340 70,000   (1)        -0-        -0-     -0-     4,392
 President               1994 230,100    -0-   (1)        -0-        -0-     -0-     1,907
                         1993 225,540    -0-   (1)     54,835        -0-     -0-     2,629
James P. Giraldin....... 1995 184,440 60,000   (1)        -0-        -0-     -0-     4,392
 Chief Financial Officer 1994 177,240    -0-   (1)     41,662     10,000     -0-     1,907
                         1993 173,760 75,000   (1)        -0-        -0-     -0-     2,629
Shannon Millard(4)...... 1995 157,500 60,000   (1)        -0-        -0-     -0-     4,392
 Chief Credit Officer
Martin B. Gottlieb(5)... 1995 163,980 40,000   (1)        -0-        -0-     -0-     4,392
 Director of Marketing/  1994 157,680    -0-   (1)        -0-        -0-     -0-     1,907
 Retail Banking          1993 154,560    -0-   (1)     38,035        -0-     -0-     2,629

--------
(1) Perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.

(2) Based on the price at December 29, 1995 of $14.125 per share. The aggregate restricted stock holdings at December 31, 1995 for the named executive officers consisted of approximately 37,695 shares worth $532,442 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. The value of all restricted stock awards at the end of the last fiscal year based upon a stock price of $14.125 per share as of December 30, 1995 is $198,738, $144,456, $65,257, $26,767 and $97,222 for Mr. Mortensen, Ms. Heimbuch,
    Mr. Giraldin, Ms. Millard and Mr. Gottlieb, respectively. The number of restricted stock awards held by Mr. Mortensen, Ms. Heimbuch, Mr. Giraldin, Ms. Millard and Mr. Gottlieb at the end of the last fiscal year is 14,070, 10,227, 4,620, 1,895 and 6,883, respectively. No restricted stock award vests in under four years from the date of grant. Dividends will be paid on the restricted stock if and when paid on the Company Stock. Stock dividends shall be subject to all of the restrictions applicable to the restricted stock.

(3) Employee Stock Ownership Plan contributions.

(4) Information regarding Ms. Millard's compensation in 1994 and 1993 was not required to be disclosed pursuant to SEC rules.

(5) Mr. Gottlieb retired effective March 15, 1996.

                              PENSION PLAN TABLE

BENEFITS AT AGE 65:

                                                    YEARS OF PARTICIPATION
                                              ----------------------------------
FINAL FIVE YEAR
AVERAGE SALARY                                  20     25     30     35     40
---------------                               ------ ------ ------ ------ ------
$ 50,000..................................... 14,890 18,812 22,334 26,057 26,057
 100,000..................................... 32,890 41,112 49,334 57,557 57,557
 150,000..................................... 50,890 63,612 76,334 89,057 89,057
 200,000..................................... 50,890 63,612 76,334 89,057 89,057
 250,000..................................... 50,890 63,612 76,334 89,057 89,057
 300,000..................................... 50,890 63,612 76,334 89,057 89,057
 350,000..................................... 50,890 63,612 76,334 89,057 89,057
 400,000..................................... 50,890 63,612 76,334 89,057 89,057
 450,000..................................... 50,890 63,612 76,334 89,057 89,057
 500,000..................................... 50,890 63,612 76,334 89,057 89,057

  Pension Plan. The Bank has a non-contributory defined benefit pension plan (the "Pension Plan").

  The foregoing table shows the estimated annual benefits upon retirement to participants in specified remuneration and years of service classifications. The amounts shown are subject to the maximum benefit limitations set forth in the Internal Revenue Code. The pension benefits shown are based upon retirement at age 65 and the payment of a single life annuity to the participants. Social security payments reduce the amounts to be paid thereunder.

  The maximum annual benefit currently permitted under the Pension Plan is $120,000 (single life). Benefits shown are payable for life with 10 years payments guaranteed.

  Estimated credited years of service for each of the individuals named in the Summary Compensation Table are: Mr. Mortensen--41 years, Ms. Heimbuch--14 years, Mr. Giraldin--3 years, Ms. Millard--3 years and Mr. Gottlieb--15 years. Each of their "covered" compensation" (the maximum amount permitted to be used for calculating benefits pursuant to the Internal Revenue Code) under the Pension Plan was $150,000.

                                  SERP TABLE*

BENEFITS AT AGE 60:

                                                    YEARS OF SERVICE
                                         ---------------------------------------
FINAL FIVE YEAR
AVERAGE SALARY
AND BONUS                                  20      25      30      35      40
---------------------------              ------- ------- ------- ------- -------
$150,000................................  55,795  69,294  60,292  51,291  49,491
 200,000................................  85,785 106,794  97,792  88,791  85,991
 250,000................................ 115,795 144,294 135,292 126,291 124,491
 300,000................................ 145,795 181,794 172,792 163,791 161,991
 350,000................................ 175,795 219,294 210,292 201,291 199,491
 400,000................................ 205,795 256,794 247,792 238,791 236,991
 450,000................................ 235,795 294,294 285,292 276,291 274,491
 500,000................................ 265,795 331,794 322,792 313,791 311,991

--------
* The amounts under the SERP are in addition to the Pension Plan benefits. Social security payments do not reduce the amounts to be paid under the SERP.

  Supplemental Executive Retirement Plan. The Bank has adopted a Supplemental Executive Retirement Plan ("SERP") covering the Chairman of the Board and President. The foregoing table shows the estimated annual benefits payable upon retirement at age 60 to participants in the SERP for the indicated levels of average compensation and various periods of service, assuming no future changes in such plan and based upon the current formula.

  Stock Option and Stock Appreciation Rights Plan. Until August 18, 1993, options to purchase shares of the Company's common stock were granted under the First Federal 1983 Stock Option and Stock Appreciation Rights Plan, as amended in 1987 ("1983 Stock Plan"). The 1983 Plan expired by its terms in 1993 and has been replaced by the 1994 Stock Option and Stock Appreciation Rights Plan ("1994 Stock Plan").

  No options were granted to the named executive officers under the 1994 Stock Plan during 1995.

  There were no exercises of stock options by the CEO and the other named executive officers during the year ended December 31, 1995.

  Certain Relationships and Related Transactions. The Bank offered mortgage loans and consumer loans to Company Directors and officers (Vice President and above) until the end of 1989 (at which time the Bank stopped offering such loans, except loans on savings accounts and overdraft lines of credit, to Company Directors and officers). These loans were made in the ordinary course of business and, in the judgment of management, did not involve more than the normal risk of collectability. To qualify under the Employee Loan Benefit Program ("ELBP"), all real estate and home equity credit line loans were required to be secured by the employee's primary residence. Employee real estate loan benefits required one year of full-time employment with the Company.

  All ELBP loans were made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged thereon.

  ELBP real estate loans are written as adjustable mortgage loans ("AMLs"), and are modified while the person is employed by the Company to a rate approximately equal to (but not less than) the Bank's cost of funds during the month prior to the loan approval for the first three months of the loan. Thereafter, the interest rate adjusts monthly to a rate equal to the Federal Home Loan Bank's Eleventh District Cost of Funds. Fees were charged for appraisal, credit report, title policy and documents costs only. All preferential rates are subject to increase upon termination of the individual's employment with the Company.

  The following table sets forth amounts in excess of $60,000 in the aggregate receivable from Directors and executive officers as of December 31, 1995.

                    LOANS TO DIRECTORS & EXECUTIVE OFFICERS

                                      HIGHEST BALANCE     UNPAID
                                        OUTSTANDING      BALANCE     INTEREST RATE
          NAME           TYPE OF LOAN DURING 1995($)  AT 12/31/95($)  AT 12/31/95  YEAR MADE
          ----           ------------ --------------- -------------- ------------- ---------
Babette E. Heimbuch.....    1st TD        390,514        383,682         5.116%      1988
William S. Mortensen....    1st TD         91,232         77,096         5.111%      1989
John Woodhull...........    1st TD        370,294        362,293         5.111%      1989

  Termination of Employment and Change of Control Arrangements. The Company has no employment contracts with any of the named executive officers, including Mr. Mortensen.

  The Restricted Stock Bonus Plan described in the Report of the Compensation Committee below and the 1983 and 1994 Stock Plans provide for accelerated vesting of rights in the event of certain change of control events.

                     REPORT OF THE COMPENSATION COMMITTEE

                                      OF

                           FIRSTFED FINANCIAL CORP.

  Decisions on compensation of the Company's executives are made by a three-member Compensation Committee composed entirely of outside directors. Set forth below is the report submitted by Messrs. Hesburgh (Chair), Harding and Soboroff addressing the Company's compensation policies for 1995 as they affected Mr. Mortensen (the Company's Chief Executive Officer) and the Company's other executive officers.

  The Members of the Compensation Committee have the responsibility to oversee the Company's various compensation plans, including its annual bonus plan, restricted stock plan, Employee Stock Ownership Plan ("ESOP"), and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the Board all aspects of compensation for officers at the level of vice president or above, as well as reviewing bonus compensation for assistant vice presidents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No person who served as a member of the Compensation Committee was an employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company or its subsidiaries requiring disclosure, except as specifically described in this Proxy Statement.

COMPENSATION PHILOSOPHY

  The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, tie compensation levels and individual compensation to the Company's operating performance, and assist the Company in attracting and retaining talented management.

  The principal elements of the Company's executive compensation are base salary, annual bonus, stock options and restricted stock awards. Each of these elements are discussed below. In reviewing and making recommendations as to overall levels of compensation, the Compensation Committee also takes into account deferred and non-cash benefits, including pension benefits, insurance and other benefits. Compensation has been and will continue to be structured so as to be tax deductible.

BASE SALARY

  Executive officer base salaries are initially determined, but not established, by reference to the competitive marketplace for executive talent for the responsibilities of the particular position. The Company's Human Resources Department participates in, obtains information from, and analyzes the results of a salary and benefits survey conducted annually by the Western League of Savings Institutions ("Western League"). The Western League survey is considered an effective tool to initiate the Compensation Committee review process since it utilizes information obtained from other savings institutions in California. The Company has utilized the Western League survey annually for over twenty years. The Compensation Committee reviews the results of the annual survey to ensure that the Company's salary grades and benefits are comparable to those provided by its peers. The Committee's goal generally is to be within the 75th percentile of what it has determined to be the appropriate peer group as reported on the Western League survey.

  Additionally, in 1995, the Company participated in the SNL Executive Compensation Review of 1995 ("SNL Review") in order to analyze more closely the compensation of executive officers.

  Annual salary adjustments are determined by evaluating the performance of the Company generally and the performance of each executive officer. General annual salary adjustments to base salary for executive officers in 1995 ranged from 4 percent to 10 percent.

ANNUAL BONUSES

  A portion of the annual compensation of each officer is based upon the performance of the Company, as well as the individual contribution of the officer to the Company's performance. While corporate performance measures such as net income, earnings per common share, return on stockholders equity and return on average total assets are considered, the Committee does not apply a specific quantitative formula in making compensation decisions. Non-financial performance measures also may be included, such as product development, efficiency, customer relations, and employee relations. No particular weight is given to one factor over another among these performance measures. For 1995, the most important qualitative factor was the Committee's assessment of management's ability to respond to the continuing problems presented due to the prolonged recession and resulting poor condition of Southern California's real estate market. In the past, bonuses have typically ranged from 0 percent of base salary to 50 percent awarded for outstanding accomplishments during the year. Thus, for years in which the Company's net earnings are significant, a large portion of an executive officer's compensation may be determined by the Compensation Committee at the end of each year based upon the officer's contribution to the Company's performance during the year. For purposes of establishing the annual bonus pool, the Company's performance is measured against earnings goals established prior to the commencement of each fiscal year by the Board. The maximum bonus pool typically has been equivalent to seven percent of year-end net profit before federal income tax.

  Based upon information available at the time the Compensation Committee made its year-end determination as to annual bonuses, in 1995, net earnings were anticipated but were less than in prior years (prior to 1994) due to the continuing effect of the recession in Southern California, the related decline in the real estate market and the continued adverse effects of the January 1994 Northridge earthquake. The Committee felt the Company's executive officers and certain other officers had made truly outstanding achievements in meeting the challenges of the year, and, accordingly, the Committee awarded discretionary cash bonuses for 1995 to these individuals. Executive Officers William S. Mortensen, Babette E. Heimbuch, James P. Giraldin, Megan Davidson, Martin Gottlieb and Shannon Millard received bonuses of $95,000, $70,000, $60,000, $40,000, $40,000 and $60,000 respectively. Bonuses were also paid pursuant to various Bank-wide performance based incentive plans.

STOCK OPTIONS AND RESTRICTED STOCK

  The Compensation Committee believes that stock ownership by management and employees and performance-based compensation arrangements in the form of Company Stock are beneficial in ensuring that management's interest in the Company's performance corresponds to those of the Company's shareholders. It also believes that stock ownership helps attract and retain key executives. The Company awards stock options and restricted stock grants in furtherance of this philosophy.

  Awards of stock options typically are made upon employment or promotion of officers at the level of vice president and above. The awards are based upon a standardized dollar value at each participating level of responsibility and reflect the Compensation Committee's determination of the appropriate incentive for the responsibilities of that particular officer level. Other stock option awards may be made to officers of the Company from time to time. No bonus stock option awards were made during 1995.

  In addition to stock options, as indicated above, restricted stock grants are made by the Compensation Committee as part of the Company's bonus program. Restricted stock grants may be made to officers at the level of assistant vice president and above. Restricted stock grants of 66 shares each were made in August 1995 to 12 members of a special cost reduction committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Chief Executive Officer William S. Mortensen's base salary for 1996 was increased by ten percent (10%). The Committee noted Mr. Mortensen's dedication to excellent financial performance of the Company during his more than twenty-five years of continuous leadership as Chief Executive Officer. The Committee also noted Mr. Mortensen's leadership contributions towards the Company's accomplishments during 1995. The Committee considered the fact that despite the very difficult economic environment that continued throughout 1995, the Company returned to profitability, capital levels well exceeded the regulatory requirements, and important structural changes had been made to better position the Company for the future. In addition, several new programs were initiated and developed during 1995. The Committee awarded Mr. Mortensen a cash bonus of $95,000 in recognition of his dedication to enhancing the Company's profitability.

  The level of Mr. Mortensen's aggregate salary for 1995 was comparable to the Company's performance ranking in relation to the peer groups (based on geographic location, asset size and levels of Return on Average Assets) shown in the Western League Survey and SNL Review. The other benefits received by Mr. Mortensen are set forth in the Summary Compensation Table.

                                       Compensation Committee:

                                       James L. Hesburgh (Chair)

                                       Christopher M. Harding

                                       Steven L. Soboroff

                               PERFORMANCE GRAPH

  The SEC has adopted a requirement that companies include in their proxy statements a line graph presentation comparing cumulative five-year shareholder returns with two other specified indices. The Board of Directors has selected published indices consisting of the New York Stock Exchange Market Index and the Industry Group 541--Savings and Loan Index. These indices are prepared and published by The New York Stock Exchange and Media General Financial Services respectively, which are not affiliated with the Company.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG FIRSTFED FINANCIAL CORP.,
                    NYSE MARKET INDEX AND PEER GROUP INDEX

         [Performance graph reflecting data points in following table]

                                           FISCAL YEAR ENDING
                              ------------------------------------------------
                              1990    1991    1992    1993    1994      1995
                              ------  ------  ------  ------  ------    ------
FIRSTFED FINANCIAL.......... $100   $170.80  $146.95 $122.14  $ 96.37  $107.82
PEER GROUP INDEX.............  100    161.52   214.43  265.89   254.68   403.39
NYSE MARKET INDEX............  100    129.41   135.50  153.85   150.86   195.61

  It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

  THE FOREGOING REPORT OF THE BOARD COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  PROPOSAL 2

  Appointment of Independent Auditors. KPMG Peat Marwick LLP has been the independent public auditors of the Bank for more than twenty-five years and, upon recommendation of the Legal-Audit Committee, has been appointed by the Board of Directors as the auditors of the Company for 1996. The stockholders of the Company are requested to ratify this appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR 1996.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 1997 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before November 22, 1996. Stockholder proposals not included in the Company's 1997 proxy solicitation materials must, in order to be considered at the 1997 Annual Meeting, be submitted in writing to the Secretary of the Company by no earlier than January 17, 1997 nor later than February 19, 1997.

  The Board of Directors of the Company will review any stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1996 proxy solicitation materials for consideration at the 1996 Annual Meeting.

                                 ANNUAL REPORT

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including, but not limited to, statements of consolidated financial condition and related consolidated statements of operations, stockholders' equity and cash flows for fiscal years ended December 31, 1995, 1994 and 1993, prepared in conformity with generally accepted accounting principles, has been sent to stockholders. A copy of the Annual Report on Form 10-K for year ended December 31, 1995 may be obtained without charge by writing to the Secretary at the address indicated in the following paragraph.

UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE FREE OF CHARGE A COPY OF ITS 1995 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO SECRETARY, FIRSTFED FINANCIAL CORP, 401 WILSHIRE BLVD., SANTA MONICA, CALIFORNIA 90401.

                                          By Order of the Board of Directors

                                          Ann E. Lederer, Corporate Secretary

                                REVOCABLE PROXY
                           FIRSTFED FINANCIAL CORP.

            401 Wilshire Boulevard, Santa Monica, California 90401

                    Proxy for Annual Meeting-April 24, 1996
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints William S. Mortensen, Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated on the reverse all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned on March 4, 1996, at the annual meeting of stockholders to be held on April 24, 1996, or any adjournment thereof.

A vote FOR nominees Ouchi, Rutledge and Smith, and FOR Proposal 2 is recommended by the Board of Directors.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                           FIRSTFED FINANCIAL CORP.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                          ]

1.  ELECTION OF DIRECTORS (Year of Expiration of
    Nominees' Proposed Terms as Directors: 1999)
    William G. Ouchi, William P. Rutledge,
    Charles F. Smith

    ---------------------------------------------
                               FOR ALL
                               (Except Nominee(s)
    FOR        WITHHOLD        written below)
    [_]          [_]                 [_]

2.  Ratification of KPMG Peat Marwick LLP as the
    Company's independent public auditors for 1996.

    FOR        AGAINST             ABSTAIN
    [_]          [_]                 [_]

3. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR
PROPOSALS 2 AND 3.

Dated:                    , 1996
      --------------------

Signature
         -----------------------------------------------------

Signature if jointly held
                         -------------------------------------

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.